BRAND ENGAGEMENT NETWORK INC.
EMPLOYEE STOCK ELECTION FORM

Employee Name: Tyler Luck

Date of Election: July 22, 2026

1. I hereby acknowledge that the Company owes me certain compensation with respect to my Employment Agreement (the "Equity in Lieu of Compensation") and has agreed to pay me such Equity in Lieu of Compensation related to my deferred cash-value equivalent payments for 2025 **($150,000.00)** and for the period from September 14, 2025 through June 1, 2026 **($125,000.00)**.

2. I hereby elect to receive the number of whole shares of common stock, par value $0.0001 per share (the "***Common Stock***"), of Brand Engagement Network Inc. (the "***Company***") determined by dividing the funds owed to me by the closing price of the Common Stock computed by a 10-day rolling average of the closing price ending on July 20, 2020 in lieu of cash compensation for such amounts.

3. I hereby authorize the Company to deduct 100% (not more than 100%) of the Compensation noted above and understand and acknowledge that the shares of Common Stock will be issued to me automatically in lieu of a payment of the Compensation in cash.

4. I understand that the shares of Common Stock will be issued to me pursuant to and subject to the terms of the Brand Engagement Network Inc. Long-Term Incentive Plan (the "***Plan***").

5. Common Stock issued by Company should be issued to me in the name of October 3d Holdings, LLC ("October 3d"). I understand that October 3d will be responsible for all taxes related to this compensation, and hereby authorize the Company to issue a Form 1099 to October 3d. A Form W-9 for October 3d is attached hereto.

6. I understand that, as with any investment, there is a risk of loss, and the Company will not be liable for any loss I experience as a result of my receipt of the shares of Common Stock. Furthermore, I understand that by allowing me to receive the shares of Common Stock in lieu of cash compensation, the Company is not guaranteeing that the value of any stock purchased will appreciate and that I assume the risk of any market fluctuations in the price of the stock.

DocuSigned by:

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Employee Signature

Printed Name: Tyler Luck
Date: July 22, 2026